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                          [LABARGE INC. LETTERHEAD]



NEWS UPDATE


FOR IMMEDIATE RELEASE

LABARGE, INC. ACQUIRES HOUSTON FIRM

ST. LOUIS, MISSOURI, May 16, 1996.....LaBarge, Inc. announced today that it has completed the acquisition of the ongoing business of SOREP Technology Corporation (STC) of Houston, Texas. In the transaction LaBarge purchased the assets and assumed approximately $400,000 of liabilities for a net purchase price of approximately $2.5 million cash.

STC's products include custom hybrid circuits and high temperature electronic assemblies used in oil & gas exploration, drilling and production. For its fiscal year ended December 31, 1995 revenues were approximately $6 million.

The Company will operate as a wholly-owned subsidiary of LaBarge under the name LaBarge/STC, Inc. It will continue to operate at its present Houston location, which is in close proximity to the geophysical industry. Existing management will remain in place to direct future growth.

Craig E. LaBarge, Chief Executive Officer and President of LaBarge, Inc. commented:

"We are extremely pleased to complete this acquisition. STC is a very good strategic fit and will help us further expand our business in the geophysical market."

LaBarge, Inc., with headquarters in St. Louis, Missouri, designs and manufactures a wide variety of custom electronic products and complex interconnect systems for the geophysical, telecommunications, medical and defense/aerospace markets at its facilities in Missouri, Arkansas, Oklahoma and, now, Texas.

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